As filed with the Securities and Exchange Commission on November 27, 2009

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BIOTIME, INC.
(Exact name of Registrant as specified in charter)

California	94-3127919
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Suite 100, Alameda, California	94502
(Address of principal executive offices)	(Zip Code)

2002 Stock Option Plan
(Full title of the plan)

Steven Seinberg
Chief Financial Officer
BioTime, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(Name and address of agent for service)

(510) 521-3390
(Telephone number, including area code, of agent for service)
_________________________

Copies of all communications, including all communications sent to the agent for service, should be sent to:
RICHARD S. SOROKO, ESQ.
Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California   94925
Tel. (415) 927-5200
_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Options to Purchase Common Shares	4,000,000			
Common Shares, no par value(2)	4,000,000	$3.59	$14,360,000	$801.29
Total Registration Fee $801.29

(1) Determined pursuant to Rule 457(c) and (g), including the exercise prices of the various options.
(2)  Issuable upon the exercise of the Options.  Pursuant to Rule 416, this Registration Statement also includes an indeterminate number of common shares that may be subject to issuance as a result of anti-dilution and other provisions of the Plan.

The contents of Registration Statement on Form S-8 File No. 333-101651 and Registration Statement on Form S-8 File No. 333-122844 are hereby incorporated by reference.

Item 3.  Incorporation of Documents by Reference.

The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008, Quarterly Reports on Form 10-Q,  for the periods ended March 31, 2009, June 30, 2009, and September 30, 2009.  Current Reports on Form 8-K filed on March 30, 2009; April 17, 2009; April 30, 2009; May 8, 2009; May 14, 2009; July 7, 2009; July 9, 2009; July 13, 2009; August 5, 2009; August 17, 2009; August 25, 2009; September 23, 2009; October 16, 2009; October 20, 2009; October 23, 2009; November 24, 2009; and all other reports filed by BioTime pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such Form 10-K and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of filing of such documents.  A description of the common shares contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, is also incorporated into this registration statement by reference.

Item 4.  Description of Securities.

This registration statement includes 6,000,000 options to purchase BioTime common shares granted or that may be granted under the BioTime, Inc. 2002 Stock Option Plan, as amended (the "Plan").  As of October 31, 2009, 3,888,832 options had been granted, 310,832 options had been exercised, and 2,111,168 options remained available for grant under the Plan.

Options granted under the Plan  may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options.  Incentive stock options may be granted only to employees of BioTime or its subsidiaries.  The exercise price of incentive stock options granted under the Plan must be not less than the fair market of BioTime's common shares on the date the option is granted.  In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of stock of BioTime, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common shares on the grant date, and the term of the option may be no longer than five years.  The aggregate fair market value of the common shares (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The options exercise price may be payable in cash or in common shares having a fair market value equal to the exercise price, or in a combination of cash and common shares.

Options granted under the Plan are nontransferable (except by will or the laws of descent and distribution) and may vest in annual or other installments.  Incentive stock options may be exercised only during employment or within three months after termination of such employment, subject to certain exceptions in the event of the death or disability of the optionee.

The number of common shares covered by the Plan, and the number of common shares and exercise price per share of each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding common shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of issued and outstanding common shares effected without receipt of consideration by BioTime.

In the event of the dissolution or liquidation of BioTime, or in the event of a reorganization, merger or consolidation of BioTime as a result of which the common shares are changed into or exchanged for cash or property or securities not of BioTime's issue, or upon a sale of substantially all the property of BioTime to, or the acquisition of stock representing more than eighty percent 80% of the voting power of the stock of BioTime then outstanding by, another corporation or person, the Plan and all options granted under the Plan shall terminate, unless provision can be made in writing in connection with such transaction for either the continuance of the Plan and/or for the assumption of options granted under the Plan, or the substitution for such options by options covering the stock of a successor corporation, or a parent or a subsidiary of a successor corporation, with appropriate adjustments as to the number and kind of shares and prices.

Item 8.  Exhibits.

Exhibit
Numbers                                                                Description

4.1	Specimen of Common Share Certificate.H

4.2	2002 Stock Option Plan, as amended*

5.1	Opinion of Counsel*

23.1	Consent of Rothstein Kass & Company, P.C.*

23.2	Consent of Counsel (Included in Exhibit 5.1)

H Incorporated by reference to Registration Statement on Form S-1, File Number 33-44549 filed with the Securities and Exchange Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on November 11, 2009.

BIOTIME, INC.

By: /s/Michael D. West
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Michael D. West	Chief Executive Officer	November 9, 2009
Michael D. West	and Director (Principal Executive Officer)

/s/Steven A. Seinberg	Chief Financial Officer (Principal	November 9, 2009
Steven A. Seinberg	Financial and Accounting Officer)

	Director	November __, 2009
Neal C. Bradsher

	Director	November __, 2009
Arnold I. Burns

	Director	November __, 2009
Robert N. Butler

	Director	November __, 2009
Abraham E. Cohen

/s/ Valeta A. Gregg	Director	November 10, 2009
Valeta a. Gregg

/s/ Alfred D. Kingsley	Director	November 11, 2009
Alfred D. Kingsley

/s/ Pedro Lichtinger	Director	November 11, 2009
Pedro Lichtinger

/s/ Judith Segall	Director	November 9, 2009
Judith Segall

EXHIBIT INDEX

Exhibit
Numbers                                                                Description

4.1	Specimen of Common Share Certificate.H

4.2	2002 Stock Option Plan, as amended*

5.1	Opinion of Counsel*

23.1	Consent of Rothstein Kass & Company, P.C.*

23.2	Consent of Counsel (Included in Exhibit 5.1)

H Incorporated by reference to Registration Statement on Form S-1, File Number 33-44549 filed with the Securities and Exchange Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively.

* Filed herewith.